EXHIBIT 99.2
DIRECTORS AND EXECUTIVE OFFICERS OF KINGSFORD RESOURCES LIMITED
PERSONS CONTROLLING KINGSFORD RESOURCES LIMITED
DIRECTORS AND EXECUTIVE OFFICERS OF HIGH RANK INVESTMENTS LIMITED
PERSONS CONTROLLING HIGH RANK INVESTMENTS LIMITED
The name, business address, present principal employment and citizenship of each director of Kingsford Resources Limited is set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Yinan Hu	22/F, Yinhai Building No. 299 Yanjiang Zhong Road Guangzhou, Guangdong 510110 People’s Republic of China	Chairman and Chief Executive Officer of CNinsure Inc.	China
Quiping Lai	22/F, Yinhai Building No. 299 Yanjiang Zhong Road Guangzhou, Guangdong 510110 People’s Republic of China	President and Director of CNinsure Inc.	China
Peng Ge	22/F, Yinhai Building No. 299 Yanjiang Zhong Road Guangzhou, Guangdong 510110 People’s Republic of China	Chief Financial Officer of CNinsure Inc.	China
Kingsford Resources Limited is beneficially held approximately 93.3% by High Rank Investments Limited, a company incorporated in the British Virgin Islands, and approximately 6.7% by Better Rise Investments, a company incorporated in the British Virgin Islands.
High Rank Investments Limited is beneficially held approximately 87.6% by Yinan Hu and approximately 12.4% by Qiuping Lai. Qiuping Lai is the sole director of High Rank Investments Limited.